EXHIBIT 99.1

ENGlobal Announces Annual Meeting Results

HOUSTON, June 17, 2010 (GLOBE NEWSWIRE) -- ENGlobal (Nasdaq:ENG), a leading provider of energy-related project delivery solutions, today announced the results of its 2010 annual stockholders' meeting held this morning in Houston.

The formal business of the meeting included the ratification of the appointment of Hein & Associates LLP as the independent auditors of ENGlobal for fiscal year 2010. In addition, ENGlobal's stockholders elected the following directors to a one-year term: William A. Coskey, P.E., David W. Gent, P.E., Randall B. Hale, and David C. Roussel.

Approximately 90% of ENGlobal's total common stock outstanding was represented at the meeting, either in person or by proxy.  Of those shares, approximately 98% were cast in favor of the ratification of the appointment of Hein & Associates LLP and approximately 95% were cast in favor of the election of the Company's directors. Upon conclusion of the formal business of the meeting, ENGlobal's CEO, Mr. Edward L. Pagano, updated the stockholders on ENGlobal's current business outlook and strategies.

About ENGlobal

ENGlobal provides engineering, construction, automation, land, and governmental services principally to the energy sector throughout the United States and internationally. The Company has approximately 1,900 employees in 20 offices and occupies over 500,000 square feet of office and fabrication space. ENGlobal has been named one of the fastest growing engineering firms in the United States and Canada by ZweigWhite in each of the last six years. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the Company's ability to achieve its business strategy while effectively managing costs and expenses; (2) the Company's ability to successfully and profitably integrate acquisitions; and (3) improvement in the performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Also, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.

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CONTACT:  ENGlobal
          Natalie S. Hairston
          (281) 878-1000
          ir@ENGlobal.com